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   Magnum Hunter Resources, Inc.
   600 East Las Colinas Blvd., Suite 1200, Irving, TX  75039
   Phone (972) 401-0752      Fax   (972) 401-3110
   Internet Address:  http://www.magnumhunter.com



NEWS

                                                         FOR IMMEDIATE RELEASE
American Stock Exchange
   o  Common -  MHR
   o  Bonds -  MHR.B
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                        MAGNUM HUNTER CLOSES PLACEMENT OF
                   $50 MILLION OF CONVERTIBLE PREFERRED STOCK


Irving, Texas, February 3, 1999, Magnum Hunter Resources, Inc. ("Magnum Hunter") announced today that definitive agreements have been executed with ONEOK, Inc. (NYSE: OKE), the eighth largest natural gas distributor in the United States, relating to ONEOK's purchase of $50 million of Convertible Preferred Stock of Magnum Hunter in a private placement. The new agreements also include ONEOK's ability to market certain of Magnum Hunter's natural gas production in the state of Oklahoma and ONEOK's ability to participate in future acquisitions of Magnum Hunter in the state of Oklahoma.

The Preferred Stock will have a liquidation value of $50 million and will be convertible into Magnum Hunter's common stock at $5.25 per share. Dividends on the Preferred Stock will be payable in cash at the rate of 8% per annum and will be cumulative. Magnum Hunter will use the net proceeds from the transaction to repay senior bank indebtedness, to provide working capital for general corporate purposes and to finance acquisitions, as determined by Magnum Hunter's Board of Directors. ONEOK will nominate two new members to Magnum Hunter's existing Board of Directors.

ONEOK, Inc. is engaged in natural gas intrastate distribution and transmission, gas processing, gas marketing and gas production. ONEOK has approximately 31.6 million shares of common stock outstanding.

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Magnum Hunter Resources, Inc. is one of the nation's fastest growing independent exploration and development companies engaged in three principal activities: (1) the acquisition, production and sale of crude oil, condensate and natural gas;
(2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.


             FOR FURTHER INFORMATION CONTACT: MICHAEL P. MCINERNEY,
                        INVESTOR RELATIONS (972) 401-0752